Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), by and between Global Cash Access, Inc., a Delaware corporation (the “Company”) and wholly-owned subsidiary of Global Cash Access Holdings, Inc., a Delaware corporation (“GCA Holdings”), and David B. Lopez (“Executive”), is made as of  June 11, 2012 (the “Effective Date”).

R E C I T A L S

A.       The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.       Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.       Company and Executive wish to enter into an employment relationship with a written employment agreement intended to supersede all other written and oral representations regarding Executive’s employment with Company.

AGREEMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:

1.         Position, Duties, Responsibilities

1.1.          Position.  The Company hereby employs Executive to render services to the Company in the position of President, reporting directly to the Chief Executive Officer of the Company (the “Chief Executive Officer”).  The Company’s employment of Executive hereunder is contingent upon Executive successfully completing a drug screen and background investigation.  The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Chief Executive Officer, including but not limited to those customarily performed by the President of similarly situated corporations.  Executive agrees to serve in a similar capacity for the benefit of GCA Holdings and any of the Company’s direct or indirect, wholly-owned or partially-owned subsidiaries or GCA Holdings’ affiliates.  Additionally, Executive shall serve in such other capacity or capacities as the Chief Executive Officer may from time to time reasonably and lawfully prescribe.  As soon as is reasonably practicable after the Effective Date, the Company shall cause Executive to be appointed to its Board of Directors and to the Board of Directors of GCA Holdings.  During his employment by the Company, Executive shall, subject to Section 1.2, devote his full energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

1.2.          Other Activities.  Except upon the prior written consent of the Board of Directors, Executive will not (i) accept any other full- or part-time employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company.  Notwithstanding the foregoing, Executive shall be permitted to engage in occasional charitable activities outside the scope of his employment with the Company so long as such activities (A) do not conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, and (B) do not affect the performance of his duties hereunder.  In addition, subject to the prior written consent of the Chief Executive Officer or Board of Directors of the Company and subject to Executive’s fiduciary duties to the Company, Executive shall be permitted to serve as a director of other corporations provided that their businesses are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that Executive’s service as a director of such other corporations does not interfere with his performance of his duties hereunder.  Any such prior written consent may be subsequently revoked in the event that the Chief Executive Officer or Board of Directors determines, in good faith, that Executive’s position as a director of any such other corporation has developed into a conflict of interest.

1.3.          Location.  Executive’s principal place of employment shall be at the Company’s corporate headquarters which, on the date of this Agreement, are located in Las Vegas, Nevada.

1.4.          Proprietary Information.  Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it.  As a condition precedent to Executive’s employment by the Company, Executive agrees to execute and deliver to the Company, concurrent with his execution and delivery of this Agreement, a copy of the “Employee Proprietary Information and Inventions Agreement” attached hereto as Exhibit A.

1.5.          Regulatory Approval.  Due to the nature of the Company’s business and Executive’s position with the Company, Executive may also be required to complete applications required by various gaming regulatory, tribal, state or other international governments in whose jurisdiction the Company and its affiliates conduct business, as well as other applications that may be required by such regulatory authorities with jurisdiction over the Company and its affiliates. Such applications are generally in addition to normal credit, reference and background investigation for employment. Such applications may require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations.  As an ongoing condition of Executive’s employment, Executive must be able to satisfy the licensing process and obtain appropriate gaming and other regulatory licenses.

2.         Compensation of Executive

2.1.          Base Salary.  In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base annual salary of Five Hundred Thousand Dollars ($500,000), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company payroll policy.  Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month.  Such base salary shall be subject to annual review by the Board of Directors commencing on January 1, 2013.

2.2.          Bonus.  For each full fiscal year of Executive’s employment with the Company, Executive shall be eligible for a discretionary bonus in an amount of up to seventy-five percent (75%) of his then current base salary, with a target amount equal to fifty percent (50%) of his then current base salary, the exact amount of such bonus to be determined by the Board of Directors based on the measurement of certain performance criteria or goals as established from time to time by the Board of Directors for bonus awards to senior executives of the Company.

2.3.          Stock Option.  The Board of Directors of GCA Holdings has approved the grant to Executive, as of the Effective Date, of non-qualified options to purchase two hundred thousand (200,000) shares of GCA Holdings’ common stock pursuant to its 2005 Stock Incentive Plan (the “Plan”) and Notice of Non-Qualified Stock Option Award and Stock Option Award Agreement to be entered into by and between Executive and GCA Holdings in substantially the form attached hereto as Exhibit B (the “Stock Option Agreement”).  The exercise price of such options shall be the fair market value of GCA Holdings’ common stock on the Effective Date, as evidenced by the closing price of such stock on the New York Stock Exchange on such date.

2.4.          Restricted Stock.  The Board of Directors of GCA Holdings has approved the grant to Executive, as of the Effective Date, of sixty-five thousand (65,000) shares of restricted stock of GCA Holdings’ pursuant to the Plan and the Notice of Restricted Stock Award and Restricted Stock Award Agreement to be entered into by and between Executive and GCA Holdings in substantially the form attached hereto as Exhibit C (the “Restricted Stock Award Agreement”).

2.5.          Benefits.  Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k), deferred compensation or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management, based upon the eligibility dates described in the benefit plan documents. Executive shall be provided such perquisites of employment, including paid time off as are provided to all other members of the Company’s senior executive management.  Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of his duties hereunder, in accordance with the policies and procedures established by the Company from time to time, as the same may be amended from time to time.  In addition, Executive shall be entitled to reimbursement of certain medical expenses under the Company’s Exec-u-care coverage on the same terms as other members of the Company’s senior executive management.

3.         Employment At Will

Company or Executive may terminate Executive’s employment with Company at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees.  This at-will employment relationship cannot be changed except in a writing executed on behalf of the Board of Directors and Executive.  This Section 3 shall survive any termination or expiration of this Agreement.

4.         Termination of Employment

4.1.          Termination by Executive.  Executive may terminate his employment upon notice to the Company.  In the event that Executive elects to terminate his employment other than for Good Reason (as defined below), the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate, subject to Section 5.4.

4.2.          Termination by the Company for Cause.  In the event that the Company terminates Executive’s employment for Cause, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate subject to Section 5.4.  For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Chief Executive Officer or Board of Directors that is consistent with Executive’s obligations and responsibilities under this Agreement, and such refusal or failure to act has not been cured within five (5) days of written notice from the Chief Executive Officer or Board of Directors of such disobedience, (ii) Executive fails to devote reasonable attention and time during normal business hours to the business affairs of the Company or Executive is determined by the Chief Executive Officer or Board of Directors to have been unfit (e.g., denied any license, permit or qualification required by any gaming regulator or found unsuitable by any gaming regulator) (other than as a result of an Incapacity), unavailable for service (other than as a result of an Incapacity) or grossly negligent in connection with the performance of his duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within five (5) days of written notice from the Chief Executive Officer or Board of Directors of the same; (iii) Executive is determined by the Chief Executive Officer or Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of his duties on behalf of the Company; (iv) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (v) Executive materially breaches any agreement with the Company which material breach has not been cured within ten(10) days written notice from the Chief Executive Officer or Board of Directors of the same.  For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment for reasons other than for “Cause.”

4.3.          Termination by the Company without Cause or Termination by Executive for Good Reason.  In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and Executive shall be entitled to receive the severance payments and benefits set forth below in this Section 4.3; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit D, and thereafter the Company’s obligations under this Agreement shall terminate subject to Section 5.4.  For the purposes of this Agreement, termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s responsibilities with the Company, or a material change in the Executive’s reporting responsibilities or title, in each case without Executive’s consent; (ii) there is a reduction by the Company in the Executive’s annual base salary then in effect without

Executive’s consent; or (iii) Executive’s principal work location is relocated outside of the Las Vegas, Nevada metropolitan area without Executive’s consent.  Executive agrees that he may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate his employment for Good Reason.

4.3.1.  Base Salary Continuation.  The Company shall continue to pay to Executive his then-current base annual salary for a period of twelve (12) months (the “Salary Continuation Period”).  Such salary continuation shall be subject to standard deductions and withholdings and shall be payable in regular periodic payments in accordance with Company payroll policy.  The Company may discontinue such salary continuation in the event that Executive breaches any of the provisions of Sections 6 or 7.

4.3.2.  Target Bonus.  The Company shall also pay to Executive, subject to standard deductions and withholdings, a bonus in the amount of fifty percent (50%) of his then-current base salary, payable in equal installments concurrent with the salary continuation payments pursuant to Section 4.3.1.

4.3.3.  Vesting of Restricted Stock Award.  Any unvested shares subject to the restricted stock award described in Section 2.4 shall immediately become fully vested.  To the extent any purported conflict between the terms of the Restricted Stock Award Agreement and this Agreement may appear, the terms of this Agreement shall supercede and control the terms of the parties understanding.

4.3.4.  Group Medical Coverage.  The Company shall, following the Executive’s timely election, provide the Executive (and Executive’s spouse or dependents) with continued coverage for the Salary Continuation Period under the Company’s group health insurance plans (including, without limitation, any dental and vision insurance plans) in effect upon termination of Executive’s employment without Cause or for Good Reason in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive.

4.4.          Termination for Incapacity.  In the event that Executive suffers an Incapacity during the term of his employment hereunder, the Company may elect to terminate Executive’s employment pursuant to this Section 4.4.  In such event, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date on which an Incapacity is determined to exist (the “Determination Date”).  Thereafter the Company’s obligations under this Agreement shall terminate subject to Section 5.4; provided, however, that nothing contained in this Agreement shall limit Executive’s rights to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any.  For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive shall, due to illness or mental or physical incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of the Company for a period of at least 180 days.

4.5.          Termination upon Death.  In the event that Executive dies during the term of his employment hereunder, Executive’s employment shall be deemed to have terminated upon the date of death.  In such event, the Company shall pay Executive’s estate all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date of death.  Thereafter the Company’s obligations under this Agreement shall terminate subject to Section 5.4; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participates or with respect to which Executive has designated a beneficiary, if any.

4.6.          Compliance with Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent.  Notwithstanding anything to the contrary in this Agreement, the Company, in the exercise of its sole discretion and without the consent of Executive, shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable.  In such event, any amounts or benefits under this Agreement to which Executive would otherwise be entitled during the six (6) month period following Executive’s termination of employment will be paid on the first business day following the expiration of such six (6) month period.  Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

4.7.          No Other Compensation or Benefits.  Executive acknowledges that except as expressly provided in this Agreement, he will not be entitled to any additional compensation, severance payments acceleration of equity grants or benefits after the termination of his employment.

5.         Termination Obligations

5.1.          Return of Company’s Property.  Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.4, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.

5.2.          Cooperation in Pending Work.  Following any termination of Executive’s employment, Executive shall, at the Company’s request, reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company.  Executive shall also cooperate, at the Company’s request, in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company.  In consideration of Executive’s cooperation under this Section 5.2, the Company shall reimburse Executive for his reasonable out-of-pocket costs incurred to cooperate and the Company shall pay Executive an hourly consulting fee equal to the hourly rate that results from dividing his then-current base annual salary by 2,080.

5.3.          Resignation.  Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions as an employee, officer, director or manager then held with the Company, GCA Holdings or any of their respective subsidiaries or affiliates.  Executive agrees to execute and deliver such documents or instruments as are reasonably requested by the Company, GCA Holdings or any such subsidiary or affiliate to evidence such resignations.

5.4.          Survival.  The representations and warranties contained herein and Executive’s and the Company’s obligations under Sections 3, 4, 5, 6, 7 and 8 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment and the expiration of this Agreement.

6.         Restrictions on Competition after Termination.

6.1.          Reasons for Restrictions.  Executive acknowledges that the nature of the Company’s business is such that it would be extremely difficult for Executive to honor and comply with Executive’s obligation under the Employee Proprietary and Inventions Agreement described in Section 1.4 to keep secret and confidential the Company’s trade secrets if Executive were to become employed by or substantially interested in the business of a competitor of the Company soon following the termination of Executive’s employment with the Company, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive’s obligations under such circumstances.

6.2.          Duration of Restriction.  In consideration for the Company’s undertakings and obligations under this Agreement, Executive agrees that during the Noncompete Term, Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any line of business in which the Company engages at the time of such termination, in the United States, Canada, the United Kingdom or such other countries in which the Company conducts business at the time of such termination (“Restricted Territory”).  For the avoidance of doubt, the foregoing shall not prohibit Executive from engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments.  For purposes of this Agreement, the “Noncompete Term” shall be the period of two (2) years after the termination of Executive’s employment hereunder.  The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly-traded corporation or other entity shall not constitute a violation of this provision.  The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.

7.         Restrictions on Solicitation after Termination.

For a period of two (2) years following the termination of Executive’s employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from Company’s employees, agents and consultants.

8.         Arbitration.

8.1.          Agreement to Arbitrate Claims.  The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration.  Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”).  Claims subject to arbitration shall include contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act.  However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

8.2.          Arbitrator.  A neutral and impartial arbitrator shall be chosen by mutual agreement of Executive and the Company; however, if Executive and the Company are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules.  The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision.  The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.  The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

8.3.          Enforcement Actions.  Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.  All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.

8.4.          Exceptions.  Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.  In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party.  By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

8.5.          Governing Law.  The agreement to arbitrate under this Section 8 shall be governed by the Uniform Arbitration Act of 2000 (Nevada Revised Statutes 38.206 et seq).   In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of the State of Nevada.

8.6.          Attorneys’ Fees.  The Arbitrator shall have the discretion to award the costs of arbitration, the arbitrator’s fees and the respective attorney’s fees of each party between the parties as the arbitrator sees fit.

8.7.          Survival.  The parties’ obligations under this Section 8 shall survive the termination of Executive’s employment with the Company and the expiration of this Agreement.

8.8.          Acknowledgements.  THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 8 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 8.  THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.  THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 8 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

9.         Expiration

The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during the term of such employment.  Upon the termination of Executive’s employment with the Company, this Agreement shall expire and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.

10.       Entire Agreement

The terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.   To the extent any provisions in this Agreement are inconsistent with any provisions of the Exhibits, the provisions of the Exhibits shall supersede and be controlling.

11.       Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12.       Assignment; Successors and Assigns

Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors.  Any purported assignment, transfer, or delegation shall be null and void.  Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.

13.       Entire Agreement; Severability; Enforcement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

14.       Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

15.       Acknowledgment

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

16.       Notices

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Global Cash Access, Inc. Attn: General Counsel 3525 East Post Road, Suite 120 Las Vegas, NV 89120

If to Executive:	David B. Lopez 11286 La Madre Ridge Las Vegas, NV 89135

Any such written notice shall be deemed received on the first business day delivery is attempted or upon receipt, whichever is sooner.  Either party may change its address for notices by giving notice to the other party in the name specified in this section.

17.       Representations and Warranties.

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18.       Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

GLOBAL CASH ACCESS, INC.		EXECUTIVE

By:	/s/ Scott Betts	/s/ David Lopez

Scott Betts, Chief Executive Officer

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Global Cash Access, Inc., a Delaware corporation (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

1. Proprietary Information.

(a) Confidential Restrictions.  I understand that, in the course of my work as an employee of the Company, I may have access to Proprietary Information (as defined below) concerning the Company.  I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business.  I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except:  (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company.  I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by a duly authorized officer of the Company.

(b) Proprietary Information Defined.  I understand that the term “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless:  (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  I further understand that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information:  (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

Exhibit A

(c) Information Use.  I agree that I will maintain at my work area or in other places under my control only such Proprietary Information that I have a current “need to know,” and that I will return to the appropriate person or location or otherwise properly dispose of Proprietary Information once my need to know no longer exists.  I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.

(d) Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of a duly authorized officer of the Company.

(e) Interference with Business.

(i) I acknowledge that because of my position in the Company, I will have access to the Company’s and its affiliates’ confidential information and trade secrets.  I agree that during my employment with the Company and for a period of eighteen (18) months after termination of my employment with the Company, I shall not directly or indirectly, either for myself or for any other individual, corporation, partnership, joint venture or other entity, (i) participate in any business (including, without limitation, any division, group, or franchise of a larger organization) anywhere in the world that engages in or that proposes to engage in any business in which the Company or any affiliate of the Company is engaged or proposes to engage in during the term of my employment, (ii) divert or attempt to divert from the Company or any affiliate of the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, business partners or suppliers, or (iii) solicit, induce, recruit or encourage any person employed by the Company or any affiliate of the Company to terminate his or her employment.  For purposes of the foregoing, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

(ii) I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Proprietary Information other than as provided in Section 1(a) and my obligation not to interfere with the Company’s business as provide in Section 1(e), is necessary to protect the Proprietary Information and, consequently, to preserve the value and goodwill of the Company. I further acknowledge the time, geographic and scope limitations of my obligations under this subsection 1(e)(i) above are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the specified period and within the specified geography.

Exhibit A

(iii) The covenants contained in this Section 1 shall be construed as a series of separate covenants, one for each state, province, country and other political subdivision.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained herein.  In the event that the scope, territory or period of time of any separate covenant is determined to be unenforceable by a court of competent jurisdiction, the court, if allowed under applicable law, shall reduce the scope, territory or period of time of that separate  covenant to a level that the court deems enforceable and the remaining separate covenants, as well as all other terms and covenants in this Agreement, shall be valid and be enforceable to the fullest extent permitted by law.  In the event that any separate covenant is found to be unenforceable in its entirety, the court, if allowed under applicable law, shall eliminate such covenant from this Agreement in that case and the remaining separate covenants, as well as all other terms and covenants in this Agreement, shall be valid and be enforceable to the fullest extent permitted by law.  The covenants set forth herein are intended to be enforced to the maximum degree permitted by law.

2. Inventions.

(a) Defined; Statutory Notice.  I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.”  The term “Invention Ideas” means all ideas, processes, inventions, technology, programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, trademarks, and service marks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others during the period of my employment with the Company, except for (1) Invention Ideas excluded in Schedule A, (2) Invention Ideas that I develop entirely on my own time without the Company’s equipment, supplies, facilities or trade secret information except for those Invention Ideas that either relate at the time of conception or reduction to practice of the Invention Idea to the Company’s business or actual or demonstrably anticipated research or development or result from any work performed by me for the Company, and (3) to the extent that any law applicable to my employment lawfully prohibits the assignment.

(b) Disclosure.  I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company.  I further agree that all information and records pertaining to any idea, process, invention, technology, program, original work of authorship, design, formula, discovery, patent, copyright, trademark, or service mark, that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence).  The Company shall examine such information to determine if in fact it is an Invention Idea subject to this Agreement.

(c) Assignment.  I agree to assign and hereby do assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not copyrightable or patentable.

Exhibit A

(d) Assist with Registration.  In the event any Invention Idea shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to accomplish such registrations thereon and to vest the Company with full title thereto.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.  I agree to maintain adequate and current records on the development of all Invention Ideas, which shall also remain the sole property of the Company.

(e) License for Other Inventions.  If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use and sell any invention as part of and in connection with the Company property.

(f) Exclusions.  Except as disclosed in Schedule A attached hereto and incorporated herein, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement.  To the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements thereon, that is now in existence between me and any other person or entity.

(g) Disclosure.  I agree to disclose promptly to the Company all “Invention Ideas” and relevant records as defined in paragraph 2(a), above.  I further agree to promptly disclose to the Company any idea that I do not believe to be an invention, but which is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company or during the one-year period following the termination of my employment.  I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention Idea subject to this Agreement.

(h) Post-Termination Period.  I agree that any idea, invention, writing, discovery, patent, copyright, trademark or similar item or improvement shall be presumed to be an Invention Idea if it is conceived, developed, use, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company.  I can rebut this presumption if I prove that the idea, invention, writing, discovery, patent, copyright, trademark or similar item or improvement is not an Invention Idea covered by this Agreement.

3. Former or Conflicting Agreements.  During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers, individuals and entities who have provided such property and confidential information to me, if any, as required by such prior employers, individuals and entities.  I further represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.  I have listed in Schedule B all other agreements concerning proprietary information or agreements to which I am a party and have attached copies of any agreements in my possession.

Exhibit A

4. Government Contracts.  I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

5. Termination.  I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company and will be promptly returned to the Company upon termination of my employment with the Company.  Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea.  I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by paragraph 2(b).  In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule C hereto and incorporated herein.  I ACKNOWLEDGE THAT THE COMPANY IS AN “AT-WILL” EMPLOYER AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO IMPLY THAT THE TERM OF MY EMPLOYMENT IS OF ANY DEFINITE DURATION.  NO ONE OTHER THAN AN AUTHORIZED OFFICER OF THE COMPANY HAS THE AUTHORITY TO ALTER THIS ARRANGEMENT, TO ENTER INTO AN AGREEMENT FOR EMPLOYMENT FOR A SPECIFIED PERIOD OF TIME, OR TO MAKE ANY AGREEMENT CONTRARY TO THIS POLICY, AND ANY SUCH AGREEMENT MUST BE IN WRITING AND MUST BE SIGNED BY AN AUTHORIZED OFFICER OF THE COMPANY AND BY THE AFFECTED EMPLOYEE.

6. Remedies.  I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law and that I could face possible criminal and civil actions, resulting in imprisonment and substantial monetary liability, if I misappropriate the Company’s trade secrets.  In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate.  Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.

7. Miscellaneous Provisions.

(a) Assignment.  I agree that the Company may assign to another person or entity any of its rights under this Agreement.

(b) Governing Law; Severability.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any conflicts or choice of law provisions that would result in the application of the laws of any jurisdiction other than the internal laws of the State of Nevada.  If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

Exhibit A

(c) Entire Agreement.  The terms of this Agreement are the final expression of the parties’ agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

(d) Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by me and by a duly authorized representative of the Company.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(e) Successors and Assigns.  This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.

(f) Application of this Agreement.  I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

Exhibit A

ACKNOWLEDGEMENT & AGREEMENT

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:	5/31/12	Employee Name:	David Lopez

/s/ David Lopez
Employee Signature

Exhibit A

SCHEDULE A

EMPLOYEE’S DISCLOSURE

OF PRIOR INVENTIONS

1. Prior Inventions.  Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement: ________________________________

Date:	5/31/12	Employee Name:	David Lopez

/s/ David Lopez
Employee Signature

Exhibit A

SCHEDULE B

EMPLOYEE’S DISCLOSURE

OF PRIOR AGREEMENTS

1. Prior Agreements.  Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession):

Date:	5/31/12	Employee Name:	David Lopez

/s/ David Lopez
Employee Signature

Exhibit A

SCHEDULE C

TERMINATION CERTIFICATE CONCERNING

GLOBAL CASH ACCESS, INC.

PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all property of Global Cash Access, Inc., a Delaware limited liability company (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company.  This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by ______________________ [Name of New Employer] [in the __________________ division] and I will be working in connection with the following projects:

[generally describe the projects]

Date:	Employee Name:

Employee Signature

Exhibit A

EXHIBIT D

RELEASE AND WAIVER OF CLAIMS

In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Global Cash Access Holdings, Inc., Global Cash Access, Inc. and each of their respective subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kid and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to:  any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action for defamation, libel, or invasion of privacy.

In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the waiver and release granted herein does not relate to claims which may arise after this Release is executed; (b) I have the right to consult with an attorney prior to executing this Release(although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this Release, in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to the Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired.

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Date:

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